Exhibit 99.1

Canoo Appoints Ken Manget Chief Financial Officer

JUSTIN, Texas, (January 26, 2023) – Canoo Inc. (Nasdaq: GOEV), a high-tech advanced mobility company, today named Ken Manget, Chief Financial Officer. Reporting directly to Canoo Chairman and CEO, Tony Aquila, Manget will be responsible for Capital Markets, Investor Relations, Accounting & Financial Reporting. Ramesh Murthy, who served as interim CFO, will continue in his role as Senior Vice President, Finance and Chief Accounting Officer.

“We are pleased to appoint Ken to Canoo’s executive management team. We have worked together for many years, starting at Ontario Teachers’ Pension Plan including as a consultant to AFV Partners,” said Tony Aquila, Chairman and CEO at Canoo. “I’d like to thank Ramesh for his hard work in the interim CFO role. As we now move to the go to market phase, he will focus his attention on his SVP and Chief Accounting Officer duties.”

Manget has many years of financial industry experience on the buy and sell side, including running a multi-billion global equity investment strategy at Ontario Teachers’ Pension Plan, and having originated and closed several billion of equity, debt and structured finance transactions while at BMO Capital Markets.

About Canoo

Canoo’s mission is to bring EVs to Everyone. The company has developed breakthrough electric vehicles that are reinventing the automotive landscape with bold innovations in design, pioneering technologies, and a unique business model that spans the full lifecycle of the vehicle. Distinguished by its experienced team from leading technology and automotive companies – Canoo has designed a modular electric platform purpose-built to deliver maximum vehicle interior space that is customizable across all owners in the vehicle lifecycle to support a wide range of vehicle applications for consumers and businesses.

Canoo has teams in California, Texas, Oklahoma, Arkansas and Michigan. For more information, please visit www.canoo.com. For Canoo press materials, including photos, please visit press.canoo.com. For investors, please visit investors.canoo.com.

Media Contacts:

Agnes Gomes-Koizumi, VP, Communications

Press@canoo.com